Exhibit 10.1

3560 Bassett Street, Santa Clara, CA 95054-2704

www.intevac.com	T 408 986 9888	F 408 727 5739

October 6, 2022

Mr. Mark Popovich

Dear Mark:

I am pleased to confirm our offer for the position of Vice President of Business Development reporting to Nigel Hunton, Chief Executive Officer and President. Your starting date will be October 10, 2022, and your base salary will be $350,000 on an annualized basis. In addition, you are eligible to participate in Intevac’s Incentive Program. You will be eligible to receive an annual target bonus of up to 60% of your then current Base Salary (the “Bonus”). To the extent that you or the Company exceed or fall short of the target performance, the actual bonus payment may be more or less than the target bonus. The achievement of your bonus will be based on the Company meeting its financial targets for Profitability and accomplishment of your Divisional/Individual MBOs.

As a material inducement to you joining Intevac CEO Nigel Hunton will make a recommendation to the Board of Directors that you be granted 50,000 RSUs of Intevac stock, which will vest over three years.

Additionally, as a material inducement to you for accepting employment with the Company, and subject to your continued employment on the grant date, the Company will recommend that you be granted an award of 41,300 Performance RSUs (“PRSU”), with up to a maximum grant of 82,600 PRSUs. The PRSUs will vest upon the achievement of certain Intevac share price levels, over the performance period starting on the grant date and ending on May 31, 2025, calculated on the average closing price of the Company’s stock over a 30-day period, the “Company Stock Price Hurdle”).

Performance of Target PRSU Awards Eligible to Vest

Company Stock Price Hurdle

IVAC Stock Price	Shares	% of Target Vesting
Below $6.00	0	0%
$6.00	8,260	20%
$7.00	12,390	30%
$8.00	20,650	50%
$9.00	20,650	50%
$10.00	20,650	50%

October 6, 2022

As a regular Intevac employee you will be eligible to participate in a benefits package, which includes medical/dental/vision/life/disability insurance, 401(k) plan, stock purchase plan, and educational reimbursement for approved courses. This package also provides for 10 paid holidays’ each year and accrual of Personal Time-Off (PTO) at a rate of twenty (20) days per year at the inception of your employment.

Intevac employs its employees on an “at–will” basis, meaning that either you or the Company may terminate the employment relationship at any time, with or without cause and with or without notice. Should you join us, Intevac will employ you on an at-will basis and apply to you the same policies and procedures applicable to its employees generally. We may, in our discretion, establish other terms and conditions of your employment, and may modify any terms and conditions of employment at any time.

This offer of employment does not imply or give cause for any claim to employment tenure, rights, or benefits not stated herein or specifically provided for in writing hereafter. Either party to this agreement may terminate the agreement at any time for any reason or no reason. This at will nature of employment cannot be altered, except upon written agreement signed by the president of Intevac.

This offer is contingent on your execution of the Company’s standard Proprietary Information and Inventions Agreement, which is attached. If you accept this offer, the terms described in this letter and the Proprietary Information and Inventions Agreement shall be the terms of your employment. No other promises, representations or terms have been agreed to by Intevac.

In order to comply with the Federal Immigration Reform Act, your employment pursuant to this offer is contingent on you providing the legally required proof of your identity and authorization to work in the United States.

We look forward to having you join the Intevac Team on Monday, October 10th. Please sign the enclosed copy in the space provided, execute the enclosed Proprietary Information Agreement and return to me.

Sincerely,

/s/ Nigel Hunton
Nigel Hunton
President/CEO
Intevac Inc.

I have read and accept this offer of employment:

/s/ Mark Popovich	October 6, 2022
Mark Popovich	Date